FORM OF

CERTIFICATE OF AMENDMENT

OF

AGREEMENT AND DECLARATION OF TRUST

OF

FRANKLIN MONEY FUND

(changing name from “Franklin Money Fund” to “Franklin U.S. Government Money Fund”)

The undersigned Trustees of Franklin Money Fund, a Delaware statutory trust (the “Trust”), constituting a majority of the Board of Trustees of the Trust (the “Trustees”), do hereby certify that:

            FIRST.            The Trustees deem it desirable to change the name of the Trust from FRANKLIN MONEY FUND to FRANKLIN U.S. GOVERNMENT MONEY FUND.

            SECOND.       Pursuant to the authority granted to the Board of Trustees in Article IX, Section 1 of the Agreement and Declaration of Trust of the Trust, such Agreement and Declaration of Trust is hereby amended by deleting the name FRANKLIN MONEY FUND throughout the entire document (including, the footer, the cover page and pages 1, 3 and 33) and replacing such name with the name FRANKLIN U.S. GOVERNMENT MONEY FUND, effective as of the time the Certificate of Amendment to the Certificate of Trust establishing such name change is effective with the State of Delaware.

            THIRD.           This Certificate of Amendment may be signed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the undersigned Trustees have duly executed this Certificate of Amendment this __ day of __________, 2015.

______________________________ Harris J. Ashton, Trustee	______________________________ Mary C. Choksi, Trustee
______________________________ Edith E. Holiday, Trustee	______________________________ J. Michael Luttig, Trustee
______________________________ Frank A. Olson, Trustee	______________________________ Larry D. Thompson, Trustee
______________________________ John B. Wilson, Trustee	______________________________ Gregory E. Johnson, Trustee
______________________________ Rupert H. Johnson, Jr., Trustee

IMG # 1398573 v.3